Nuveen California Municipal Value Fund N-2/A

Exhibit n.2

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2024, with respect to the financial statements and financial highlights of Nuveen California Municipal Value Fund.

Chicago, Illinois
May 20, 2026

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the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.